As filed with the Securities and Exchange Commission on December 18, 2019

Registration No. 333-212575 Registration No. 333-187366	Registration No. 333-165607 Registration No. 333-91361
Registration No. 333-27165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-212575 FORM S-3 REGISTRATION STATEMENT NO. 333-187366	FORM S-3 REGISTRATION STATEMENT NO. 333-165607 FORM S-3 REGISTRATION STATEMENT NO. 333-91361
FORM S-3 REGISTRATION STATEMENT NO. 333-27165

UNDER

THE SECURITIES ACT OF 1933

CENTURYLINK, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0651161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 CenturyLink Drive

Monroe, LA 71203

(318) 388-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacey W. Goff, Esq.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, LA 71203

(318) 388-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kelly C. Simoneaux, Esq.

Hope M. Spencer, Esq.

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-3 (collectively, the “Prior Registration Statements”) of CenturyLink, Inc. (the “Registrant”), is being filed to terminate all offerings under the Prior Registration Statements and to deregister any and all securities that remain unsold under the Prior Registration Statements:

1.

Registration Statement on Form S-3, File No. 333-212575, filed with the Securities and Exchange Commission (the “Commission”) on July 18, 2016, registering 900,000 shares of the Registrant’s common stock (par value $1.00 per share);

2.	Registration Statement on Form S-3, File No. 333-187366, filed with the Commission on March 19, 2013, registering 900,000 shares of the Registrant’s common stock (par value $1.00 per share);

3.	Registration Statement on Form S-3, File No. 333-165607, filed with the Commission on March 22, 2010, registering 750,000 shares of the Registrant’s common stock (par value $1.00 per share);

4.

Registration Statement on Form S-3, File No. 333-91361, filed with the Commission on November 19, 1999, registering 750,000 shares of the Registrant’s common stock (par value $1.00 per share) and 750,000 accompanying preference share purchase rights; and

5.

Registration Statement on Form S-3, File No. 333-27165, filed with the Commission on May 15, 1997, registering 200,000 shares of the Registrant’s common stock (par value $1.00 per share) and 200,000 accompanying preference share purchase rights.

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant is terminating all offerings of its securities pursuant to the Prior Registration Statements. In accordance with the undertakings made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on December 18, 2019.

CENTURYLINK, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

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